AMERICAN SHARED HOSPITAL SERVICES
REPORTS THIRD QUARTER RESULTS

San Francisco, CA, November 4, 2010 — AMERICAN SHARED HOSPITAL SERVICES  (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the third quarter and first nine months of 2010.

Third Quarter Results
For the three months ended September 30, 2010, revenue increased 9% to $4,280,000 compared to $3,926,000 for the third quarter of 2009, and increased sequentially for the second consecutive quarter.  Operating income for this year's third quarter increased 14% to $196,000 compared to $172,000 for the third quarter of 2009.  Pre-tax income increased 30% to $223,000 and net income for the third quarter of 2010 was $6,000, or $0.00 per share.  This compares to pre-tax income of $172,000 and net income of $17,000, or $0.00 per share, for the third quarter of 2009.

The total number of Gamma Knife® procedures performed during this year's third quarter increased 15% over same quarter last year, and are now up 5% year-to-date.  Gross margin improved to 43% for the third quarter of 2010 compared to 40% for the third quarter of 2009.

Selling and administrative expenses for this year's third quarter increased to $1,091,000 compared to $875,000 for the third quarter of 2009, and were essentially flat sequentially, as the Company continues to invest in its domestic and international growth initiatives.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $2,067,000 for the third quarter and $6,052,000 for the first nine months of 2010, compared to $2,220,000 for the third quarter and $6,360,000 for the first nine months of 2009.

At September 30, 2010, AMS reported cash, cash equivalents and certificates of deposit of $10,091,000. This compares to cash, cash equivalents and certificates of deposit of $9,833,000 at December 31, 2009.  Shareholders' equity at September 30, 2010 was $22,958,000, or $4.99 per outstanding share.  This compares to shareholders' equity at December 31, 2009 of $22,755,000, or $4.95 per outstanding share.

Nine Month Results
For the nine months ended September 30, 2010, revenue was $12,523,000 compared to $12,676,000 for the first nine months of 2009.  Net income for this year's first nine months was $17,000, or $0.00 per diluted share.  This compares to a net loss for the first nine months of 2009 of ($51,000), or ($0.01) per share.

Discussion and Analysis
Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "We are investing the time and capital required to properly implement our strategy for long-term growth.  These investments are now beginning to deliver the results we anticipated, including our recently announced contract to supply radiation therapy services at Hospital Santa Paula in São Paulo, Brazil, and our contracts to supply Gamma Knife services at Hospital Central FAP in Lima, Peru and Fort Sanders Regional Medical Center in Knoxville, Tennessee.

"The steady upswing in procedure volume and revenue in our Gamma Knife business confirms our decision to upgrade many of our existing Gamma Knife sites to the new Leksell Gamma Knife® PerfexionTM unit.  We are already starting to see the benefits of the Perfexion upgrades that recently went into service at Smilow Cancer Hospital at Yale-New Haven in the second quarter and at Methodist Hospital in San Antonio, Texas in the third quarter.  We are optimistic that growth in our Gamma Knife business will continue as we add additional Perfexion units.  Treatments at our sites in Lima and Fort Sanders are expected to begin early in 2011.  Fort Sanders will be our ninth Perfexion unit to be placed into service.  Radiation therapy treatments at our site in São Paulo are expected to begin in 2012.  We plan to place additional Perfexion systems over the next two years, which is especially important because of their substantially higher treatment volume when compared to the Gamma Knife.  We are also negotiating additional contracts in South America, Europe and in the United States."

"Even as we continue building our Gamma Knife portfolio, we are also making significant strides in our proton therapy business.  We have centers under development in Dayton, Ohio, Boston, Massachusetts, Orlando, Florida and Long Beach, California and we are pursuing many other opportunities.  Still in its infancy today, the proton therapy market is expected to grow dramatically in the years ahead as clinicians and their patients recognize the benefits of this advanced treatment modality.  We have positioned AMS to be a leader in this exciting new market."

Earnings Conference Call
American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today.  To participate in the live call, dial (800) 559-1203 at least 5 minutes prior to the scheduled start time.  A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors).  A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 28330094.

About AMS
American Shared Hospital Services (www.ashs.com) provides turnkey technology solutions for advanced radiosurgical and radiation therapy services.  Since 1991, AMS' creative financing solutions have enabled its clinical partners to make the latest advances in radiation oncology available to patients at an affordable price.  AMS is the world leader in providing Gamma Knife® radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain).  The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept.  AMS also is a leader in proton beam radiation therapy (PBRT), the next great growth opportunity in radiation oncology.  AMS currently is developing PBRT centers in Dayton, Ohio (Kettering Medical Center), Boston (Tufts Medical Center), Orlando (Orlando Regional Healthcare) and Long Beach, California (Long Beach Memorial Medical Center), and is negotiating additional projects.  AMS also owns a preferred stock investment in Still River Systems, developer of the compact Monarch 250 PBRT system, which has not yet been approved by the FDA.

Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Still River Systems, Inc., without a proven product.  Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2009, the Quarterly Report on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 2, 2010.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 826-5051
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	November 4, 2010
Third Quarter 2010 Financial Results	Page 3

Selected Financial Data
(unaudited)

	Summary of Operations Data

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009

Medical services revenue	$4,280,000	$3,926,000	$12,523,000	$12,676,000
Costs of revenue	2,435,000	2,343,000	7,229,000	7,578,000
Gross margin	1,845,000	1,583,000	5,294,000	5,098,000
Selling & administrative expense	1,091,000	875,000	3,235,000	2,870,000
Transaction costs	—	22,000	—	342,000
Interest expense	558,000	514,000	1,542,000	1,526,000
Operating income	196,000	172,000	517,000	360,000
Other income	27,000	—	89,000	16,000
Income before income taxes	223,000	172,000	606,000	376,000
Income tax expense (benefit)	19,000	16,000	51,000	(49,000)
Net income	204,000	156,000	555,000	425,000
Less: Net income attributable
to non-controlling interest	(198,000)	(139,000)	(538,000)	(476,000)
Net income (loss) attributable to
American Shared Hospital Services	$6,000	$17,000	$17,000	$(51,000)

Earnings per common share:
Basic	$0.00	$0.00	$0.00	$(0.01)
Assuming dilution	$0.00	$0.00	$0.00	$(0.01)

	Balance Sheet Data
	Sep. 30,	Dec. 31,
	2010	2009
Cash and cash equivalents	$1,091,000	$833,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$15,104,000	$14,474,000
Investment in preferred stock	$2,617,000	$2,617,000
Total assets	$63,762,000	$60,621,000

Current liabilities	$7,616,000	$7,977,000
Shareholders' equity	$22,958,000	$22,755,000